EXHIBIT 99.1

VALUEVISION MEDIA ANNOUNCES DEPARTURE OF COO

Minneapolis, Oct. 25, 2004 – ValueVision Media (Nasdaq: VVTV) today announced, as part of a broader streamlining of the organization, the elimination of the Chief Operating Officer role. As a result, Richard Barnes, currently Chief Operating Officer and Chief Financial Officer will be leaving the company after assisting in the transition. Mr. Barnes joined ValueVision in October 1999 as Chief Financial Officer and was appointed to the additional role of Chief Operating Officer in July 2001.

“I would like to thank Dick for his contribution during the past five years, as he has played an instrumental role in the development of our company during its tremendous growth,” said ValueVision president and CEO William Lansing, “We wish him all the best for continued success.”

Frank Elsenbast has been appointed Vice President of Finance and acting Chief Financial Officer. Mr. Elsenbast joined the Company in May 2000. He was most recently Vice President of Financial Planning and Analysis. Prior to joining ValueVision, Mr. Elsenbast spent five years with the Pillsbury Company in various analytical and operational roles. He began his career with Arthur Andersen. Mr. Elsenbast is a CPA and has an MBA in Finance from the University of Minnesota.

ValueVision Media is an integrated direct marketing company that sells products directly to consumers through television, the Internet, and direct mail. The television home shopping industry is a $7 billion industry growing at a double-digit rate annually. The e-commerce space is even larger and growing faster. The Company owns and operates the nation’s third largest home shopping network, ShopNBC, with fiscal 2003 sales of $617 million. At the close of fiscal 2003, ShopNBC was broadcast into approximately 56 million full-time equivalent cable and satellite homes. The Company also operates ShopNBC.com, which contributed $111 million in sales in fiscal 2003. Through its wholly-owned subsidiary FanBuzz, the Company provides e-commerce solutions to sports, entertainment, and media brands, such as the National Hockey League, Elvis Presley, Peanuts, and ESPN. GE Equity and NBC own approximately 40% of ValueVision Media. For more information, please visit the Company’s website at www.valuevisionmedia.com.

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